Exhibit (a)(5)(F)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of NEON Systems, Inc. The Offer (as defined below) is made solely by the
Offer to Purchase, dated December 29, 2005 (the “Offer to Purchase”), and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares (as defined below). The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Noble Acquisition
Corp. by Georgeson Shareholder Securities Corporation (the “Dealer Manager”) or one or
more registered brokers or dealers licensed under the laws of such jurisdiction.
Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
NEON Systems, Inc.
at
$6.20 Net Per Share
by
Noble Acquisition Corp.
a wholly owned subsidiary of
Progress Software Corporation
     Noble Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Progress Software Corporation, a Massachusetts corporation (“Progress”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of NEON Systems, Inc., a Delaware corporation (the “Company”), at a purchase price of $6.20 per Share, net to the seller in cash, without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is a third-party tender offer by the Purchaser to purchase at the Offer Price all Shares tendered pursuant to the Offer. Following consummation of the Offer, the Purchaser and Progress intend to effect the Merger (as defined below) as described in the Offer to Purchase and below.
     Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company (the “Depositary”) will not be charged brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult with that institution as to whether it charges any service fees.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON JANUARY 27, 2006, UNLESS THE OFFER IS EXTENDED.
     The Offer is not conditioned upon Progress or the Purchaser obtaining financing. Among other things, the Offer is conditioned on a majority of the sum of (i) the outstanding Shares as of the expiration date of the Offer and (ii) the number of Shares issuable pursuant to stock options and warrants to purchase Shares that are vested and exercisable as of April 19, 2006 (taking into account any Shares owned by Progress, the Purchaser or any other subsidiary of Progress on the date such Shares are purchased pursuant to the Offer) having been validly tendered and not withdrawn prior to the expiration of the Offer (the “Minimum Condition”) and any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the Offer, the Merger or the transactions contemplated by the Merger Agreement having expired or having been terminated. The Offer is subject to certain other conditions set forth in Section 15 of the Offer to Purchase. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of December 19, 2005 (the “Merger Agreement”) among Progress, the Purchaser and the Company. The Merger Agreement provides that, among other things, the Purchaser will make the Offer and that following the purchase of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Delaware General Corporation Law, the Purchaser will be merged with and into the Company (the “Merger”). Following consummation of the Merger, the Company will continue as the surviving corporation and become a wholly owned subsidiary of Progress. At the effective time of the Merger, each outstanding Share (other than Shares (a) held by the Company or any of its subsidiaries or Progress, the Purchaser or any of Progress’ other direct or indirect wholly owned subsidiaries and (b) held by stockholders, if any, who are entitled to and properly exercise appraisal rights under the Delaware General Corporation Law) will be converted into the right to receive $6.20 in cash, or any higher price per Share paid pursuant to the Offer, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.
     Simultaneously with the execution and delivery of the Merger Agreement, Progress and the Purchaser entered into Voting and Tender Agreements (the “Voting Agreements”) with each of the directors and executive officers of the Company and certain stockholders of the Company, including John J. Moores (the “Voting Agreement Signatories”). Pursuant to the Voting Agreements, each Voting Agreement Signatory has agreed to tender and, subject to satisfaction of the Minimum Condition, sell his, her or its Shares in the Offer not later than one business day prior to the initial expiration date of the Offer, not to withdraw such Shares once tendered and to grant Progress a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth in the Voting Agreements. The Voting Agreement Signatories together hold approximately 44% of the outstanding Shares as of December 19, 2005. The Merger Agreement and the Voting Agreements are more fully described in Section 12 of the Offer to Purchase.
     The Board of Directors of the Company unanimously determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) (collectively, the “Transactions”) are advisable and are fair to and in the best interests of the Company and the Company’s stockholders, and approved the Merger Agreement, the Voting Agreements and the Transactions in accordance with the requirements of Delaware law.

The Board of Directors of the Company unanimously recommended that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.
     Subject to compliance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable rules and regulations promulgated thereunder, the Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer, other than the Minimum Condition and certain other conditions described in Section 1 of the Offer to Purchase. The Purchaser shall extend the Offer beyond the initial expiration date in the event that any of the conditions to the Offer contained in the Merger Agreement are not satisfied or waived as of any then scheduled expiration date of the Offer, for successive extension periods of not more than ten (10) business days each, until such time as either (i) all of the conditions to the Offer are satisfied or waived or (ii) the Merger Agreement is terminated pursuant to its terms. If after two (2) successive extensions of the Offer, the Purchaser or Progress reasonably concludes that a condition to the Offer will not be satisfied prior to April 19, 2006, then the Purchaser will not be required to further extend the Offer. The Purchaser is not required in any event to extend the Offer beyond April 19, 2006. Any extension of the Offer will delay acceptance for payment of and payment for any Shares.
     For purposes of the Offer and as used herein and in the Offer to Purchase, the term “Expiration Date” means 12:00 midnight, Eastern time, on Friday, January 27, 2006, unless and until the Purchaser is obligated to extend the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term Expiration Date will mean the latest time and date on which the Offer, as so extended, will expire.
     If the Offer is extended, the Purchaser will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such Shares. Shares that are tendered in the Offer may be withdrawn pursuant to the procedures described in the Offer to Purchase at any time prior to the Expiration Date, and Shares that are tendered may also be withdrawn, at any time after Monday, February 27, 2006 unless accepted for payment on or before that date. If the Purchaser provides for a subsequent offering period following the completion of the Offer, no withdrawal rights will apply to Shares that were previously tendered in the Offer and accepted for payment.
     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to the validly tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment. Payment for Shares purchased in the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-

Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) and (iii) any other required documents.
     For a withdrawal of Shares previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address listed on the back cover of the Offer to Purchase, specifying the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on each certificate must be submitted to the Depositary and, unless such Shares have been tendered by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent’s Medallion Program, Nasdaq Stock Market Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”), any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered in the Offer, however, by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Progress, the Company, the Depositary, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
     Under Rule 14d-11 of the Exchange Act, and as provided in the Merger Agreement, the Purchaser expressly reserves the right (but has no obligation) to provide for a subsequent offering period, immediately following the Expiration Date, of not less than three business days nor more than ten business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date and the acceptance for payment of, and the payment for, any Shares that are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date, during which holders of Shares that were not previously tendered in the Offer may tender such Shares to the Purchaser in exchange for the Offer Price on the same terms and conditions that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. The Purchaser will accept for payment, and pay for, any Shares that are validly tendered to the Purchaser during a subsequent offering period, if provided, as promptly as practicable after any Shares are validly tendered to the Purchaser during such subsequent offering period, for the same price paid to holders of Shares that were validly tendered in the

Offer and not withdrawn prior to the Expiration Date, net to the holders thereof in cash. Holders of Shares that are validly tendered to the Purchaser during a subsequent offering period, if provided, will not have the right to withdraw such tendered Shares. There can be no assurance that Purchaser will provide for a subsequent offering period.
     The Company has provided the Purchaser with a list, and security position listings, of the Company’s stockholders for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal and other materials related to the Offer will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of the Company’s stockholders, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
     The receipt of cash in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. For a description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of change in such tax laws.
     The Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, to increase the Offer Price or to make any other changes in the terms of and conditions to the Offer, subject to the terms of the Merger Agreement, which provides that certain conditions may not be waived and certain modifications may not be made without the consent of the Company.
     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act, is contained in the Offer to Purchase and is incorporated herein by reference.
     The Offer to Purchase and Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.
     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the telephone numbers and address set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

The Information Agent for the Offer is:
Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (888) 666-2593
The Dealer Manager for the Offer is:
Georgeson Shareholder Securities Corporation
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (888) 666-2593